Exhibit 5.1

[LETTERHEAD OF REED SMITH LLP]

November 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:    Commonwealth Biotechnologies, Inc.

Ladies and Gentlemen:

In our capacity as counsel to Commonwealth Biotechnologies, Inc., a Virginia corporation (the “Company”), we have examined the Registration Statement on Form S-3 (the “Registration Statement”), as filed by the Company under the Securities Act of 1933, as amended, relating to the registration of the resale of up to 619,444 shares (the “Resale Shares”) of the common stock, without par value, of the Company. In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that the Resale Shares, to the extent actually issued, will be duly and validly issued, fully paid and nonassessable shares of the common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/    Reed Smith LLP
Reed Smith LLP

BAH//CEE